Exhibit (g)(3)

SECOND AMENDMENT TO THE INVESTMENT ADVISORY

AND

ADMINISTRATIVE SERVICES AGREEMENT

This SECOND AMENDMENT TO THE INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT (this “Amendment”), effective as of February 10, 2017, is entered into by and between FIRST CAPITAL INVESTMENT CORPORATION, a Maryland corporation (the “Corporation”), and FCIC ADVISORS LLC, a Delaware limited liability company (the “Adviser”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Advisory Agreement (defined below).

WHEREAS, the Corporation and the Adviser are parties to that certain Investment Advisory and Administrative Services Agreement, dated March 5, 2015, as amended on March 15, 2016 (the “Advisory Agreement”); and

WHEREAS, the Corporation and the Adviser desire to amend the Advisory Agreement in order to increase the cap on the amount of organization and offering expenses the Corporation will reimburse to the Adviser from 1.5% to 2.0% of the aggregate gross proceeds from the Corporation’s offering and to increase the “hurdle rate” with respect to the Subordinated Incentive Fee on Income (as defined below) to 1.75% per quarter (7.0% per annum).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 2(b).

The last sentence of Section 2(b) is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, the Corporation shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization and Offering Expenses, exceed 2.0% of the aggregate gross proceeds from the offering of the Corporation’s securities (the “Reimbursable O&O Expenses”).

2.	Amendment to Section 3(b)(i).

Section 3(b)(i) is hereby amended and restated in its entirety as follows as follows:

(b) Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)	The first part, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Corporation’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the average Adjusted Capital (as defined below) for the most recently completed calendar quarter, of 1.75% (7.0% annualized), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses reimbursed to the Adviser under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean cumulative gross proceeds generated by the Corporation from sales of shares of Common Stock (including proceeds from the Corporation’s distribution reinvestment plan) reduced for amounts paid for share repurchases pursuant to the Corporation’s share repurchase program.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A) No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.75% (7.0% annualized) (the “Preferred Return”) on Adjusted Capital;

(B) 100% of the Corporation’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser. This portion of the Corporation’s Subordinated Incentive Fee on Income that exceeds the Preferred Return but is less than or equal to 2.1875% is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20.0% on all of the Corporation’s Pre-Incentive Fee Net Investment Income when the Corporation’s Pre-Incentive Fee Net Investment Income reaches 2.1875% in any calendar quarter (8.75% annualized); and

(C) 20.0% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser once the Preferred Return and catch-up have been achieved (20.0% of the Corporation’s Pre-Incentive Fee Net Investment Income thereafter shall be allocated to the Adviser).

3.	Amendment to Appendix A.

Example 1 in Appendix A is hereby amended and restated in its entirety as follows:

Example 1: Subordinated Incentive Fee on Income for Each Calendar Quarter

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Preferred Return(1) = 1.75%

Base Management Fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (Base Management Fee + other expenses)) = 0.55%

Pre-incentive fee net investment income does not exceed the Preferred Return, therefore there is no subordinated incentive fee on income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.75%

Preferred Return(1) = 1.75%

Base management fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (base management fee + other expenses)) = 2.05%

Subordinated incentive fee on income = 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

100% × (2.05% – 1.75%)

0.3%

Pre-incentive fee net investment income exceeds the Preferred Return but does not fully satisfy the “catch-up” provision, therefore the subordinated incentive fee on income is 0.3%.

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Preferred Return(1) = 1.75%

Base management fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (base management fee + other expenses)) = 2.8%

Catch up = 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

Subordinated incentive fee on income = 100% × “catch-up” + (20.0% × (pre-incentive fee net investment income – 2.1875%))

Catch up = 2.1875% – 1.75%

= 0.4375%

Subordinated incentive fee on income = (100% × 0.4375%) + (20.0% × (2.8% – 2.1875%))

= 0.4375% + (20.0% × 0.6125%)

= 0.4375% + 0.1225%

= 0.56%

Pre-incentive fee net investment income exceeds the Preferred Return and fully satisfies the “catch-up” provision, therefore the subordinated incentive fee on income is 0.56%.

(1)	Represents 7.0% annualized hurdle rate.

(2)	Represents 2.0% annualized base management fee on average monthly gross assets. Examples assume assets are equal to adjusted capital.

(3)	Excludes organizational and offering expenses.

(4)	The “catch-up” provision is intended to provide FCIC Advisors with an incentive fee of 20.0% on all pre-incentive fee net investment income when our net investment income exceeds 2.1875% in any calendar quarter.

4.	Counterparts.

This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

Except as expressly set forth herein, the Advisory Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Advisory Agreement as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date above written.

FIRST CAPITAL INVESTMENT CORPORATION

By:	/s/ Jeffrey McClure
Jeffrey McClure
CEO

FCIC ADVISORS LLC

By:	/s/ Jeffrey McClure
Jeffrey McClure
CEO